Exhibit 3.5

FILED
IN THE OFFICE OF THE SECRETARY OF STATE OF THE
STATE OF NEVADA

DEC 26 1991

CHERYL A. LAU SECRETARY OF STATE

No. 11927-91

FILING FEE: $175.00 K.K.
RECEIPT #C 31567
ALVIN J. HICKS
P.O.BOX 2670
RENO, NEVADA 89505

ARTICLES OF INCORPORATION
OF
GAMEPLAN, INC.

The undersigned incorporator, being a natural person 18 years of age acting as the sole incorporator of the above-named corporation (hereinafter referred to as the "Corporation"), hereby adopts the following Articles of Incorporation for the Corporation.

ARTICLE I
NAME

The name of the Corporation shall be: GamePlan, Inc.

ARTICLE II
PERIOD OF DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III
PURPOSES AND POWERS

The purpose or purposes for which the Corporation is organized is to seek, investigate, acquire interests in, and dispose of business opportunities, ventures, enterprises, or assets, including those involving or related to the entertainment business; to own and operate any enterprise whatsoever; to acquire, hold, and dispose of real or personal property of any kind or nature, tangible or intangible; and to do any and every act or thing proper or necessary and incidental to the foregoing and conduct any lawful business for which a corporation may be organized under the laws of the state of Nevada.

ARTICLE IV
AUTHORIZED SHARES

The Corporation is authorized to issue a total of 50,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (hereinafter the "Preferred Stock"), and 40,000,000 shares of common stock, par value $0.001 per share (hereinafter the "Common Stock").

ARTICLE V
CLASSES OF STOCK

A statement of the designations and the powers, preferences, rights, qualifications, limitations, or restrictions of the shares of stock of each class and series which the Corporation is authorized to issue is as follows:

1. Preferred Stock. Of the 10,000,000 shares of Preferred Stock, 5,000,000 shares shall be reserved for issuance exclusively to Indian nations, tribes, or bands within the United States of America.

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Shares of Preferred Stock shall be nonassessable and may be issued in one or more series as may from time to time be determined by the board of directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional, or other rights of each such series or qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the limitations set forth in paragraph 3 of this article V, the board of directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences, and relative, participating, optional, or other rights or the qualifications, limitations, or restrictions thereof, including, without limiting the generality of the foregoing, the following:

(a) The distinctive designation of and the number of shares of Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the board of directors;

(b) The rate and times at which, and the terms and conditions on which, dividends, if any, on the shares of the series shall be paid, the extent of the preferences or relation, if any, of such dividends to the dividends payable on any other class of stock or series of Preferred Stock, and whether such dividends shall be cumulative or noncumulative;

(c) The right, if any, of the holders of shares of the series to convert the same into or exchange the same for any other class of stock or series of Preferred Stock of the Corporation and the terms and conditions of such conversion or exchange;

(d) Whether shares of the series shall be subject to redemption and the redemption price or prices, including, without limitation, a redemption price or prices payable in shares of any class of stock or series of Preferred Stock, cash, or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;

(e) The rights and preferences of the holders of the shares of the series on voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution, or winding up of the Corporation;

(f) The terms of the sinking fund or redemption or purchase amount, if any, to be provided for shares of the series; and

(g) The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include: (i) the right to more or less than one vote per share on any or all matters voted on by the shareholders, and (ii) the right to vote as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class on such matters, under such circumstances, and on such condition as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event of a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the board may determine.

2. Common Stock. The Common Stock of the Corporation shall be nonassessable and shall have the following powers, preferences, rights, qualifications, limitations, and restrictions:

(a) After the requirements with respect to preferential dividends of Preferred Stock (fixed in accordance with the provisions of paragraph 1 of this article V), if any, shall be met, the

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Corporation complies with all requirements, if any, with respect to the setting aside of funds in sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of paragraph 1(a) of this article V), and any other conditions which may be affixed in accordance with the provisions of paragraph 1 of this article V are satisfied, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors;

(b) After distribution in full of the preferential amount (fixed in accordance with the provisions of paragraph 1 of this article V), if any, to be distributed to the holders of Preferred Stock in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, pro rata on the basis of the number of shares of Common Stock held; and

(c) Except as may otherwise be required by law, these articles of incorporation of the Corporation, or the provisions of the resolution or resolutions as may be adopted by the board of directors pursuant to paragraph 1 of this article V, in all matters as to which the vote or consent of stockholders of the Corporation shall be required to be taken, the holders of the Common Stock shall have one vote per share of Common Stock held. Cumulative voting on the election of directors or on any other matter submitted to the stockholders shall not be permitted.

3. <u>Other Provisions</u>

(a) The relative powers, preferences, and rights of each series of Preferred Stock in relation to the powers, preferences, and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the board of directors in the resolution or resolutions adopted pursuant to authority granted in paragraph 1 of this article V and the consent by class or series vote or otherwise of the holders of any series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the board of directors of any other series of Preferred Stock whether the powers, preferences, and rights of such other series shall be fixed by the board of directors as senior to or on a parity with the powers, preferences, and rights of such outstanding class or series, or any of them; *provided*, however, that the board of directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of the outstanding shares of any class or series shall be required for the issuance of any or all other series of Preferred Stock, the vote required to constitute consent, and the procedure by which consent shall be obtained.

(b) Subject to the provisions of subparagraph (a) of this paragraph, shares of any class of stock or series of Preferred Stock may be issued from time to time as the board of directors shall determine and on such terms and for such consideration as shall be fixed by the board of directors.

(c) No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation or of any class or series, or bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any rights to purchase shares of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock, or securities convertible into or exchangeable for stock carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the board of directors to

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such persons, firms, corporations, or associations and on such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

(d) Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the right to redeem shares of Preferred or Common Stock pursuant to the terms and conditions of these articles of incorporation if the board of directors determines, in its sole discretion, that such action is necessitated by a shareholder's inability to obtain any licensing or regulatory approval required in order for the Corporation to meet the gaming requirements in any state in which the Corporation is then engaged or proposes to engage in gaming or similar activities requiring such licensing. Shares of Preferred or Common Stock are subject to redemption by the Corporation on 30 days' written notice specifying the date on which the shares shall be redeemed, subject to the right of such shareholder during such 30-day period to sell or otherwise dispose of such shares to such third party or parties and for such price and on such terms and conditions as may be acceptable to such shareholder. The Corporation may redeem a portion or all of the issued and outstanding shares of a shareholder subject to the limitations and conditions herein. The redemption does not have to be on a pro rata basis. The redemption price shall be based on the fair market value for such shares on the close of business on the day prior to the date of the notice of redemption and determined by the medium between the closing bid and asked quotations for such stock on the close of business on such date, if the stock is then quoted in an interdealer quotation medium or, otherwise, at the net book value per share of the Corporation as of the end of its most recent fiscal year as reported on the Corporation's most regular financial statements, which need not be audited. In all instances the board of directors shall have complete authority to determine upon and take the necessary proceedings fully to effect the redemption of the shares selected for redemption and the cancellation of the certificates representing such shares and any such action by the board of directors shall, in the absence of fraud, be deemed conclusive. Upon the completion of such redemption, the rights of holders of the shares of Preferred or Common Stock which have have been redeemed and called in shall in all respects cease, except that such holders shall be entitled to receive the redemption price for their shares. Whenever any shares of Preferred or Common Stock of the Corporation are redeemed as herein authorized, the Corporation may, by resolution of its board of directors, cancel such shares and return them to the status of authorized but unissued shares. The redemption price shall be paid in cash.

ARTICLE VI
TRANSACTIONS WITH OFFICERS AND DIRECTORS

No contract or other transaction between the Corporation and any other firm or corporation shall be affected by the fact that a director or officer of the Corporation has an interest in, or is a director or officer of, such other firm or corporation. Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of the Corporation or any transaction in which the Corporation is a party or has an interest. Each person who is now or may become an officer or director of the Corporation is hereby relieved from liability that he might otherwise incur in the event such officer or director contracts with the Corporation, individually or in behalf of another corporation or entity in which he may have an interest; *provided*, that such officer or director acts in good faith.

ARTICLE VII
LIMITATION ON LIABILITY

A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct,

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fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.300 of the Nevada Revised Statutes, as it may from time to time be amended or any successor provision thereto.

ARTICLE VIII
INDEMNIFICATION OF OFFICERS, DIRECTORS, AND OTHERS

The Corporation shall have the power to indemnify each director, officer, employee, or agent of the Corporation and their respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee, or agent of the Corporation, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended

ARTICLE IX
REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation's principal office in the state of Nevada is 241 Ridge Street, Reno, Nevada 89505. The name and address of its initial resident agent is Sierra Corporate Services. Either the registered office or the resident agent may be changed in the manner provided by law.

ARTICLE X
AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these articles of incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XI
ADOPTION OR AMENDMENT OF BYLAWS

The initial bylaws of the Corporation shall be adopted by the board of directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the state of Nevada now or hereafter existing.

ARTICLE XII
DIRECTORS

The governing board of the Corporation shall be known as the board of directors. The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation, except that at no time shall there be less than three directors. The original board of directors shall consist of three persons. The name and address of each person who is to serve as director until the first annual meeting of stockholders and until his or her successor is elected and shall qualify is as follows:

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Name	Address
Robert G. Berry	3701 Fairview Road Reno, Nevada 89511
Kevin M. Berry	3701 Fairview Road Reno, Nevada 89511
John T. Jenkins	7271 Mountain Moss Las Vegas, Nevada 89117

ARTICLE XIII
INCORPORATORS

The name and mailing address of the sole incorporator signing these articles of incorporation is as follows:

Name	Address
Robert G. Berry	3701 Fairview Road Reno, Nevada 89511

I the undersigned, being the sole incorporator of the Corporation herein before named, do make and file these articles of incorporation, hereby declaring that the facts herein are true.

DATED this 2nd day of December, 1991.

Robert G. Berry

STATE OF UTAH)
) ss
COUNTY OF SALT LAKE)

On 2nd day of December, 1991, personally appeared before me, the undersigned notary public, Robert G. Berry, who being by me first duly sworn, declared that he is the sole incorporator of GamePlan, Inc., that he signed the foregoing articles of incorporation, and that the statements contained therein are true.

Notary Public
JAMES R. KRUSE
60 West Broadway 8th Fl.
Salt Lake City, Utah 84101
My Commission Expires
January 15, 1995
State of Utah

Notary Public

RECEIVED
DEC 2 6 1991
Secretary of State

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BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Copy Request Exception List

Copy Request Filing Date: 01/20/2020
Work Order Item Number: W2020012000418
Copy Request Number: 356885

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Filing Date/Time	Filing Number	Transaction Type	Doc ID	Expected Number of Pages	Number Of Pages Found
02/13/1996	C11927-1991-006	Noncommercial Registered Agent-Statement of Change	16044509	1	0